UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MEGANET CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation or organization)

5045
(Primary Standard Industrial Classification Code)

2510 E. Sunset Rd. Unit 5-777
Las Vegas, NV 89120
Telephone:  (702) 987-0087
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Saul Backal
2510 E. Sunset Rd. Unit 5-777
Las Vegas, NV 89120
Telephone:  (702) 987-0087
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

Gary R. Henrie, Esq.
3518 N. 1450 W.
Pleasant Grove, Utah  84062
Tel: (801) 310-1419
Email:  grhlaw@hotmail.com

Approximate date of commencement of proposed sale to public:
From time to time after the effective date of this registration statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $.001 per share	10,000,000 shares	$0.25 (1)	$2,500,000	$290.25

(1)
This share price is established solely for the purpose of calculating the registration fee and is a good faith estimate of the value of the shares being registered in light of the value of the assets contributed in exchange for the original issuance of the shares.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting offers to buy these securities in any state where such offers are not permitted.

Subject to completion,
August _____, 2011

PROSPECTUS

10,000,000 Shares

MEGANET CORPORATION

Common Stock

We are registering 10,000,000 shares of common stock of Meganet Corporation, a Nevada corporation (“Meganet”), held by the selling stockholders.  The selling stockholders will receive all of the proceeds from the sale of the shares. We will pay all expenses incident to the registration of the shares under the Securities Act of 1933, as amended.

At the present time our common stock is currently not quoted on any exchange or listed in any listing venue.  Until such time as our common stock is quoted on the OTC Bulletin Board or other quotation or trading or listing venue, all selling stockholders will sell at privately negotiated prices.  Thereafter the shares will be sold at prevailing market prices or privately negotiated prices.

Investing in our common stock involves risks, which are described in the “Risk Factors” section beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August _____, 2011.

TABLE OF CONTENTS

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information or represent anything not contained in this prospectus, and, if given or made, any such other information or representation should not be relied upon as having been authorized by us. The selling stockholders are not offering to sell, or seeking offers to buy, our common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information provided in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus contains forward-looking statements. The words “forecast”, “eliminate”, “project”, “intend”, “expect”, “should”, “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors, including those discussed in “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations,” which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

•	Our ability to achieve our business of producing and selling products;
•	Our ability to develop new products of interest to our client base;
•	Our ability to attract, retain and motivate qualified employees and management. The impact of federal, state or local government regulations;
•	Competition in the electronic defense technology industry;
•	Availability and cost of additional capital;
•	Litigation in connection with our business;
•	Our ability to protect our trademarks, patents and other proprietary rights;
•	Other risks described from time to time in our periodic reports filed with the Securities and Exchange Commission

This list of factors that may affect future performance and the accuracy of forward-looking statements are illustrative but not exhaustive. Accordingly, all forward-looking statements should be evaluated with an understanding of their inherent uncertainty.

Except as required by law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors” and our consolidated financial statements and accompanying notes. Any references to “Meganet”, “we”, “us” or “our” refer to Meganet Corporation, a Nevada corporation.

Our Business

Meganet is in the business of inventing, developing, producing and marketing data security, intelligence/counter-intelligence and military operational devices.  Meganet’s products include among other things encryption devices, bomb jammers, communication interceptors, devices that render communications secure and spy phones.  Meganet’s success is largely dependent upon selling products to the U.S. military and the U.S. intelligence agencies.

Our Offices

Meganet Corporation is a Nevada corporation organized on March 26, 2009. Our principal executive offices are located at 2510 E. Sunset Rd. Unit 5-777, Las Vegas, NV 89120. The telephone number of our principal executive offices is (702) 987-0087.

Our Website

Our Internet address is www.meganet.com. Information contained on our website is not part of this prospectus.

The Offering

Shares of common stock offered by us:  None.

Shares of common stock that may be sold by the selling stockholders:   10,000,000.

At the present time our common stock is currently not quoted on any exchange or listed in any listing venue.  Until such time as our common stock is quoted on the OTC Bulletin Board or other quotation or trading or listing venue, all selling stockholders will sell at privately negotiated prices.  Thereafter the shares will be sold at prevailing market prices or privately negotiated prices.

Use of proceeds:

We will not receive any proceeds from the resale of the shares offered hereby, all of which proceeds will be paid to the selling stockholders.

Risk factors:

The purchase of our common stock involves a high degree of risk. You should carefully review and consider “Risk Factors” beginning on page 5.

We will pay all expenses incident to the registration of the shares under the Securities Act.

RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below in addition to the other information contained in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition or operating results could be harmed. In that case, the trading price of our common stock could decline and you may lose part or all of your investment. In the opinion of management, the risks discussed below represent the material risks known to the company. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations and adversely affect the market price of our common stock.

Meganet may cease as a going concern.

The report of our independent registered public accounting firm points out that the Company has suffered recurring losses, used significant cash in support of its operating activities and, based upon current operating levels, requires additional capital or significant restructuring to sustain its operation for the foreseeable future.  The auditors therefore believe that it is possible that Meganet may cease as a going concern in which event it is possible that investors would lose their investments.

At the present time Meganet does not have additional authorized securities that it may sell in order to raise additional capital.

It is possible that Meganet may need to sell stock in the next 12 months in order to raise additional working capital.  At the present time, Meganet has 100,000,000 shares of common stock issued and outstanding which constitutes all of the equity capital that is authorized and that Meganet may issue.  Accordingly, in order to sell additional stock, that stock would first require approval by Meganet’s board of  directors and shareholders and certain filings would need to be made with the Office of the Secretary of State of the State of Nevada.  This could have the effect of slowing down the ability to obtain additional funding in an expedited manner.

If we lose our government certification, we would lose the ability to market to the U.S. Military and federal agencies.

The U.S. military and U.S. federal agencies comprise almost our entire sales market.  We have the right to market to these agencies because we are certified as a government supplier.  If we should ever lose this certification, it is almost certain that our business would fail.

If we fail to convince the market place that we have competitive products, we will not be commercially successful.

Even if we are successful in designing products competitive to those of our competitors, it is an ongoing need for us to educate and convince the market place of that competitiveness. If we are unable to do so, we will not be able to achieve the market penetration necessary to remain commercially successful and our investors may lose their investments.

If third party manufacturers do not perform in a commercially reasonable manner, Meganet may not be successful.

The Company relies on third parties to manufacture the hardware components of its products while our software components and products are created in house by our CEO, Mr. Saul Backal.  The Company does not have supply contracts with the hardware manufacturers and instead works on an order-by-order basis.  By not having supply contracts, the Company runs the risk that its current suppliers of hardware components will opt to discontinue their relationship with the Company thereby interrupting the flow of hardware components and limiting the Company’s ability to operate its business.  If alternative third party manufacturers could not be located in a timely manner, the Company would go out of business and investors would lose their entire investment.

Our primary competitors are large department of defense contractors who have established names, products and almost unlimited resources to develop new products.

There are approximately five dominant defense contractors in our industry. They have been able to successfully launch their products, and penetrate the marketplace. While we hope to design and market products that are competitive with those offered by these contractors, there is no assurance that we will be able to do so. Unless we are able to persuade government agencies that we have products superior to those of these dominant defense contractors, we will be unable to generate sufficient sales of our products to continue to be successful. Further, these contractors have numerous contracts within the government and its agencies, who may be unwilling to switch their buying habits to our Company.

Claims by others that our products infringed their patents or other intellectual property rights could adversely affect our financial condition.

Any claim of patent or other proprietary right infringement brought against us would be time consuming to defend and would likely result in costly litigation, diverting the time and attention of our management. Moreover, an adverse determination in a judicial or administrative proceeding could prevent us from developing, manufacturing and/or selling some of our products, which could harm our business, financial condition and operating results. Claims against our patents may cost the Company significant expenses to defend and if our patents are not upheld, the Company may not be able to continue operations and the investors may lose their entire investment.

We may not be able to protect our patent rights, trademarks, and other proprietary rights.

We believe that our patent rights, trademarks, and other proprietary rights are important to our success and our competitive position. While we have patents and licenses with respect to certain of our products, there is no assurance that they are adequate to protect our proprietary rights. Furthermore, manufacturers in third world countries have a reputation for abusing such rights, which abuse is almost impossible to prevent.  Accordingly, we plan to devote substantial resources to the maintenance of these rights. However, the actions taken by us may be inadequate to prevent others from infringing upon our rights which could compromise any competitive position we may develop in the marketplace.

Military and intelligence operations are government agencies which are subject to budgetary constraints, which may inhibit sales.

Government agencies are generally subject to budgets which limit the amount of money that they can spend on weapons and device procurement. It may be that although a government agency is interested in acquiring our products, it will be unable to purchase our products because of budgetary constraints. Further, the lead time for an agency acquiring new weapons and receiving approval to acquire them may delay sales to such agencies. Any such delay will have an adverse effect upon our revenues.

If we cannot retain or hire qualified personnel, our business could fail.

Our business is a technical and highly specialized area of the military and intelligence supply industry. We are dependent on the genius and skills of our CEO and founder Mr. Saul Backal. The loss of Mr. Backal could disrupt our research and development and product promotion activities. We believe that our future success will depend in large part upon our ability to retain the services of Mr. Backal or attract and retain highly skilled, scientific and managerial personnel to replace him if that ever became necessary. We face intense competition for these kinds of personnel from other companies and organizations. We might not be successful in hiring or retaining the personnel needed for our company to be successful.

Because our common stock is not traded, your ability to sell your shares is limited

Our common stock is not traded or listed on any market. Consequently, the liquidity of our common stock is impaired and/or nonexistent.  Any investors in our stock will only be able to liquidate their investment if we are successful  in developing a market for our stock in the future.

Purchasers in this offering will experience immediate and substantial dilution of their investment.

We expect that the offering price per share of the shares being sold by the Selling Stockholders will exceed the net tangible book value per share of the outstanding common stock. Accordingly, purchasers of common stock in this offering would pay a price per share that exceeds the value of our assets after subtracting our liabilities.

We do not intend to pay any cash dividends on common stock in the foreseeable future and, therefore, any return on your investment in our common stock must come from increases in the fair market value and trading price of our common stock.

We have never paid a cash dividend on our common stock. We do not intend to pay cash dividends on our common stock in the foreseeable future and, therefore, any return on your investment in our common stock must come from increases in the fair market value and trading price of our common stock.

USE OF PROCEEDS

Shares totaling 10,000,000 offered by this prospectus are being offered solely for the account of the selling stockholders.  We will not receive any proceeds from the sale of the shares by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The $0.25 per share offering price of our common stock was arbitrarily determined. It bears some relationship to the value of the assets contributed to the Company in exchange for the original issuance of the shares but bears no relationship to our earnings, net worth or other objective criteria of value.

We will apply for a listing of our common stock on the OTC Bulletin Board.  There is no assurance that our application will be approved. We intend to file a registration statement under the Securities Exchange Act of 1934 (the  “Exchange Act”) in order that we become a reporting company under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If a market for our stock develops as a result of becoming listed on the OTC Bulletin Board, we anticipate the actual price of sale will vary according to the market for our stock at the time of resale.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

There is no “established trading market” for our shares of common stock. We are not listed on the OTC Bulletin Board nor the Pink Sheets of the Financial Industry Regulatory Authority (“FINRA”)” nor on any exchange.  The Company has no common equity that is subject to outstanding options or warrants to purchase, or securities convertible into, common equity.  The Company has 100,000,000 common shares issued and outstanding, 42,000,000 of which could be sold at this time pursuant to Rule 144 promulgated under the Securities Act.

Holders

The number of record holders of the Company’s common stock is 650.

Dividends

Holders of shares of common stock are entitled to share pro rata in dividends and distributions with respect to the common stock when, as and if declared by the Board of Directors out of funds legally available therefore. We have not paid any dividends on our common stock and intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, capital requirements and the financial condition of Meganet.

Securities Authorized for Issuance under Equity Compensation Plans

We have no equity compensation plans.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Business Operations

Meganet is focused on the development of data security solutions for enterprise, large organizations and corporations around the globe, including the U.S. Department of Defense, Military Intelligence and the Federal Government.  The Company has developed and does develop products that it believes are attractive and important to these markets.

Working with government in a business capacity can be a long and arduous process.  Governments and their agencies have constant budget restraints and lengthy product procurement processes.  In many if not in most cases, a bidding process is required before an order for goods can be placed with a private supplier.  Before products can be sold to the U.S. Government or to any of its agencies, the product and/or its supplier must be certified by the U.S. Government, which certification is not easy to obtain.  From the time a product is developed until the time it is actually shipped to an agency in return for payment can be months if not years.

The financial statements that form part of this prospectus have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  Our independent accountants that audited the financial statements observed that the Company requires capital for its contemplated operational and marketing activities and that the Company’s ability to raise additional capital through the future issuances of common stock is unknown and that the obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition to the attainment of profitable operations are necessary for the Company to continue operations. The independent accountants concluded that the ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern.

Our management has been with Meganet from its inception and has in the past shepherded products from the development stage through the government procurement process to final delivery and payment.  Management believes that despite the Company’s current illiquid position, the Company is in a strong position with respect to the upcoming 12 months of operations estimating Meganet has more than $10,000,000 of potential product sales in the so-called product pipeline.  Being in the pipeline does not mean that product has necessarily been bought, sold or ordered.  It does mean that product in the amounts indicated are somewhere in the bidding and/or procurement process and in management’s opinion have a reasonable chance of becoming orders for the Company in material amounts.

Liquidity

At March 31, 2011, the Company had cash in the amount of $89,584 compared to $277,195 in accounts payable and accrued liabilities.  On a monthly basis the Company has fixed expenditures including without limitation rent and salary in the approximate amount of $25,000.

It is common for companies to resolve illiquid positions by attempting to raise additional working capital through the sale of equity capital or short term borrowing.  However, our management does not believe this will be necessary.  Rather management believes there will be sales sufficient to cover the next 12 months of cash operating expenses; however, there can be no surety that anticipated sales will materialize. In order to mitigate the risk related with this uncertainty, the CEO has agreed to contribute additional amounts to capital as needed to cover operating expenses. Additionally, the Company does have plans to distribute additional shares of common stock in exchange for equity capital during the next 12 months.

Results of Operations for Fiscal Year Ended March 31, 2011

During the fiscal year ended March 31, 2011, Meganet realized gross profit of $235,194.  This was offset by operating expenses of $830,799 resulting in a net loss of $595,605.  However, $443,860 of the operating expense was non-cash depreciation expense.  Nevertheless there was an operating cash shortfall during the year.  The shortfall was more than covered by an influx of cash from the exercise of warrants bringing $301,574 into the Company.  This resulted in a positive net change in cash for the year in the amount of $89,481.

Comparison of the Fiscal Years Ended March 31, 2011 and 2010

Operating results for the fiscal years ended March 31, 2011 and 2010 are similar with gross profit being $235,194 and $236,780 respectively, operating expenses being $830,799 and $869,110 respectively and net loss being $595,605 and $638,330 respectively.  However, the line item that stands out is revenues for 2011 totaled $386,203 as compared to total revenues for 2010 which totaled $1,938,355.  Management has explained that production was in reality fairly uniform over the two year period but given the protracted nature of the sales and ordering and production and delivery process, the application of accounting principles recognized a larger portion of revenue in the year ended March 31, 2010.

Contractual Obligations

The Company has no long-term debt obligations, capital lease obligations, purchase obligations or other long-term liabilities other than the lease of its office and shop space for 60 months at $10,000 per month commencing January 1, 2010.

Off-balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

BUSINESS

History

Meganet was organized under the laws of the State of Nevada on March 26, 2009.  On March 26, 2009, the Company issued 100,000,000 shares of common stock to the founding shareholders, valued at $0.021833 per share or $2,183,379 as consideration for equipment with a historical net book value of $2,205,365, liabilities of $50,000 and other net receivables of $28,014.  The valuation was determined based upon the predecessor value of the assets and liabilities which were contributed to the Company in exchange for the shares of common stock.  Each shareholder received the same number of shares held in the prior company.  Meganet is an inventor, developer and marketer of data security, intelligence/counter-intelligence and military operational devices.  Its customers include governments including the military of and the intelligence agencies of the United States and NATO as well as private enterprise.

Our Products

Meganet’s products are divided into five main categories.

Encryption

The Company is an assignee of patent rights (U.S. Patent # 6,219,421) to an encryption algorithm which has yet to be broken or compromised and which the Company believes is the most powerful on the market.  Using this algorithm, the Company has developed a line of products using what Meganet calls Virtual Matrix Encryption or VME.  These products have the capacity to protect data in biometric USB storage devices, computer files, email, chat, File Transfer Protocol (FTP), and more.  VME also has digital signature applications and an electronic file shredder that allows for the secure shredding of confidential files, folders and disks.

Bomb Jamming

A bomb jammer prevents the detonation of an improvised explosive device (IED) also known as a roadside bomb.  Meganet’s bomb jammers include motorcade applications for protecting convoys and soldier backpack applications for protecting foot patrols.  Meganet has sold bomb jammers  to the U.S. military, the U.S. intelligence agencies and for purposes of NATO applications.  Meganet can also sell its bomb jammers outside the U.S. with a proper export license issued under the International Traffic in Arms Regulations (“ITAR”).

Communication Interception

The Company’s products include real-time cell phone, WiFi and other communication interceptors.  Our client base for interceptors is the U.S. military and certain U.S. intelligence agencies and other countries and agencies of those countries upon obtaining the necessary export licensing under ITAR.

Secure Communications

The Company’s secure communication applications include encrypted cell phones, encrypted land lines, encrypted fax, encrypted PDA, encrypted radios, encrypted satellite phones and more.  These are sold to and used by the U.S. military and select federal agencies and worldwide under ITAR licensing.

Intelligence/counter-intelligence Products

In addition to products already described in other categories, Meganet has a plethora of tools enabling the intelligence/counter-intelligence world to better perform its duties.  In this realm, the Company provides bugs, bug detectors, bomb sniffers, miniature cameras and SPY and RAT phones.  SPY phones include such functions as the carrier being able to activate the phone for purposes of recording and/or transmitting the proceedings of face to face meeting or conferences without any indication that the phone is active or has been activated.  Also, other SPY phones allow for an outside party to activate a phone for the same purposes without even the carrier being aware that the phone has been activated.

Our Business Structure

Much of the value of our company and its products is based upon our intellectual property that provides, for example, the effectiveness of our encryption products and interceptor products.  The intellectual property is normally in the form of software.  The hardware such as USB storage devices or phones that we sell are typically comprised of off the shelf technology.  However, when the hardware component is loaded with our proprietary software, the data on the storage device or the communications on the phones become encrypted to an extent that the product obtains it value.  Though some of our intellectual property is protected by patent rights, much of it is protected by trade secrets.  Accordingly, to protect our intellectual property from a rogue employee for example, access to our intellectual property is very limited within the Company.

The manufacturing of the hardware components of our products is conducted by independent third parties.  We have no production contracts with these parties but rather order product via purchase orders when we have obtained an order from a client.  We have manufacturers that over time we have come to trust, that deliver superior hardware product, whose identities we even consider as trade secrets.  However, as stated previously, when the hardware product reaches us, it is superior product but does not go beyond what would be considered off the shelf technology.  The software component that Meganet is assigned is then loaded into the product and shipped.

With the exception of the creation and production of our 59 software products which are created in house by our CEO, Mr. Saul Backal, many elements of our business operations from hardware manufacturing to sells to shipping are handled by third parties pursuant to purchase orders or invoicing without ongoing contractual arrangements.  In this way, the Company has the flexibility to change suppliers as needed and the Company’s intellectual property is protected.  Because of this, Meganet has only two employees.  However, because of these two employees and the reliable third parties at the Company’s disposal, the ability of the Company to handle product orders is scalable and almost any size of a product order can be handled.  It is possible that as the Company grows, additional employees will become necessary.

Marketing

Meganet actively markets its products.  It is difficult, however, to track immediate results from specific marketing activities since our products typically have a long sales cycles.  We market direct via a federal government GSA (U.S. General Services Administration) schedule, via a government SEWP (Solutions for Enterprise-Wide Procurement), via our website, via email, via electronic catalogs and domestic and international distributors.

We use database marketing to create personalized communications to customers or potential customers.  We accumulate all data in the database and then use analytical tools to target a new product at the best matching customers or potential customers.  We also use traditional marketing tools such as newspapers, TV interviews and mailings.  We reach out with new products to potential markets through press releases and other trade show and/or media events.  We network heavily with existing clients and potential clients that we know can benefit from new products or improved products we are bringing to market.

Competition

Our competition consists principally of other defense industry contractors.  Because of the effectiveness of the VME Technology that supports our encryption products and which is protected by U.S. Patent # 6,219,421, and the effectiveness of certain of our real-time interceptor products that to date, no one we know of has been able to duplicate, Meganet feels it does not have competition in relation to these products.  However, because of the effectiveness of some of these products and because of their importance in military and intelligence applications, our markets in some products are limited to the U.S. military and certain federal agencies.  However, with most of our products our market is worldwide after obtaining the necessary export license under ITAR.  If these entities are not purchasing these products at a particular time or if we have supplied them all that they need at any particular time, our opportunity to sell product is limited, even if we do not have competition with respect to these products.

Government Regulation

The U.S. military and other federal agencies are almost the exclusive end-users of many of our products.  To market to the military and these agencies, it is necessary that we have proper certifications from the U.S. government which we do have at this time.  We are also subject to import/export laws which prohibit us from selling our products to anyone other than U.S. federal agencies and military unless we obtain proper export licensing under ITAR.  It is necessary for us to continue to comply with these rules and regulations to which we are subject.

Research and Development

Our products have been and are development through the fertile and genius mind of our founder and CEO.  When he conceives of a hardware component the Company needs in connection with a new product, he orders the hardware from one of the manufacturers in whom he has come to trust.  If the manufacturer does not have the type of hardware needed as a ready product, the engineers of the manufacturer develop the product in order to fill the order to Meganet.  Therefore the cost of the engineering work is included in the cost of the product to Meganet.  The cost of the development of the software by our CEO is merely a component of his salary.  From time to time the Company may outsource development work and incur research and development expense in that manner.

Properties

On January 1, 2010, the Company entered into a 60 month lease for its 10,000 square foot office and shop space located in Las Vegas Nevada.  The lease required no security deposit and provides for monthly payments of $10,000.  The lease provides for a 60 month renewal period at the expiration to the lease period which the Company anticipates to exercise.

Legal Proceedings

The Company is not involved in any legal proceedings.

MANAGEMENT

Executive Officers and Directors

Set forth below is certain information with respect to our executive officers and directors:

Name	Age	Position
Saul Backal	48	Chairman & CEO
Roni Backal	46	Vice President & Director
Orna Mizrahi	44	Treasurer & Director

Saul Backal

Saul Backal is our Chairman and CEO and has held these positions since the inception of the Company on March 26, 2009.  Prior thereto from 1997 to 2009, Mr. Backal was the Chairman and CEO of Meganet Corporation, a California corporation, which was also engaged in encryption, jamming, interception, biometric products and government & military products.  With both companies, Mr. Backal was over management, organizational structure, finance, sales and marketing.

Roni Backal

Roni Backal is vice president of the Company working with international sales, marketing, distribution, and production.  He has held this position since the inception of the Company in 2009.  Prior thereto he held the same position in Meganet Corporation, the California corporation from 1999 to 2009.

Orna Mizrahi

Orna Mizrahi is treasurer of the Company working with financial management and planning, accounting and controller duties.  She has held this position since the inception of the Company in 2009.  Prior thereto she held the same position in Meganet Corporation, the California corporation from 1999 to 2009.

The three persons that serve as our officers and directors are siblings.

Director Compensation

The Company does not compensate its directors for serving on the board of directors.

Executive Compensation

Summary Compensation Table

Name and principal position	Year	Salary ($)	Stock Awards ($)	Total ($)
Saul Backal, CEO (1)	2011 2010	$62,465 $192,121	$0 $0	$62,465 $192,121

(1)
 Mr. Backal has an employment agreement which provides he is to receive a base annual salary of $120,000.  In addition he is to receive 10% of the gross product sales he brings to the Company.  Mr. Backal has declined to take earned compensation when the Company is not in a cash position to pay it.  As of March 31, 2011, $218,865 of Mr. Backal’s total compensation was unpaid and accrued in current liabilities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Advances

Prior to inception on March 26, 2009, the former Meganet of California received an advance of $50,000 from the former president of the Company.  The advance was used by the founding shareholders to purchase the equipment included in the initial capitalization of the Company (the Corporation as currently formed).  This advance was unsecured, with no payment terms and did not provide for interest.  During the year ended March 31, 2010, the Company repaid the advance in full, which included interest of $6,000 paid as a courtesy to the former officer.

Employment Agreement

As of March 31, 2011 the Company had only one employment agreement  which was with the President and majority shareholder. The employment agreement stipulates that the President is to receive a base salary of $120,000 per annum. The agreement also contains a provision allowing for a commission to be paid equal to 10% of gross sales achieved by the President.

VOTING SECURITIES AND PRINCIPAL HOLDERS

As of August 8, 2011, we had 100,000,000 shares of common stock outstanding, which are our only outstanding voting securities. The following table sets forth information regarding the beneficial ownership of our common stock as of August 8, 2011, by:

•	each person who is known by us to own beneficially more than 5% of our common stock;

•	each of our executive officers;

•	each of our current directors; and

•	all officers and directors as a group.

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage

Saul Backal 2510 E. Sunset Rd. Unit 5-777 Las Vegas, NV 89120	56,000,000 Direct	56%
Roni Backal 2510 E. Sunset Rd. Unit 5-777 Las Vegas, NV 89120	1,000,000 Direct	1%
Orna Mizrahi 2510 E. Sunset Rd. Unit 5-777 Las Vegas, NV 89120	1,000,000 Direct	1%
All directors and executive officers as a group (3 persons)	58,000,000	58%

SELLING STOCKHOLDERS

This prospectus relates in part to the offer and sale from time to time by the selling stockholders of 10,000,000 shares of common stock that have been issued. There can be no assurance that the selling stockholders will sell any or all of their common stock offered by this prospectus. We do not know if, when, or in what amounts, the selling stockholders may offer the common stock for sale. Our common stock is not currently quoted in any current quotation medium.  Though the Company intends to make application for its stock to be listed on the OTC Bulletin Board, it is not known at this time if and when a market for our common stock will develop.

Selling Stockholders

The following table sets forth:

•	the names of the selling stockholders;
•	the number of shares of common stock owned by each of the selling stockholders;
•	the percentage of the class of common stock owned by each of the selling stockholders; and
•	the number of shares of common stock being offered by the selling stockholders in this prospectus.
•	the controlling person if not an individual
•	the way in which the stock was acquired

This table is based on information furnished to us by or on behalf of the selling stockholders. As of August 8, 2011, there were 100,000,000 shares of common stock outstanding. To the extent that any successor(s) to the named selling stockholder(s) wish to sell under this prospectus, we will file a prospectus supplement identifying such successors as selling stockholders.

.

Selling Stockholder	Shares Beneficially Owned Before the Offering	Shares Being Registered	Shares Beneficially Owned After the Offering
			Number	Percentage
2005 Todd & Alexandra Leone Revocable Trust	30,300	3,030	27,270	*
Edward & June Abramson Family Trust	6,000	600	5,400	*
Jeff Ackerman	50,000	5,000	45,000	*
Kurt J. Ackerman	85,850	8,585	77,265	*
Jesse B. Adams	85,500	8,550	76,950	*
Trent D. Adams	35,125	3,512	31,613	*
Zion & Valerie J. Adani	16,667	1,666	15,001	*
Yitzhak Aharoni	13,000	1,300	11,700	*
Haim Ahroni	16,834	1,683	15,151	*
Yael Aizik	17,835	1,783	16,052	*
Barbara R. Aldridge	12,120	1,212	10,908	*
Allan Lipkowitz Revocable Living Trust	327,240	32,724	294,516	*
Ben Alter	151,944	15,194	136,750	*
Fred Alter	52,000	5,200	46,800	*
Kelly Michael Alton	26,260	2,626	23,634	*
Arie Lourie & Dina Lourie Trust	50,500	5,050	45,450	*
Dean S. and Etasha W. Arnold	5,050	505	4,545	*
Robert Paul & Cheng Shu Aronson	64,320	6,432	47,888	*
Yuval Atias	6,375	637	5,738	*
Aviv & Hana Avishay	46,250	4,625	41,625	*
Gideon Avrami	10,000	1,000	9,000	*
Bret Bacciocco	50,500	5,050	45,450	*
Ron Backal	1,000,000	100,000	900,000	*
Roni Backal (1)	1,000,000	100,000	900,000	*
Saul Backal (1)	57,382,130	5,738,213	51,643,917	51.6%
Tova Backal	1,000,000	100,000	900,000	*
Harel & Sadowsky, Ronit Bahalul	12,500	1,250	11,250	*
Laith & Lisa M. Bakoo	50,500	5,050	45,450	*
Louie & Christina Bakoo	2,020	202	1,818	*
Saleem and Julie Bakoo	12,120	1,212	10,908	*
Zohar & Bali, Galit Loeb Bali	10,000	1,000	9,000	*
Moises Banuelos	25,000	2,500	22,500	*
Anat Barashy	10,050	1,005	9,045	*
Calvin Barnes	28,140	2,814	25,326	*
Robert or Teri Barros	5,050	505	4,545	*
Ben Bass	60,600	6,060	54,540	*
Michael B., SEP Batlan	18,938	1,893	17,045	*
Amir Bazak	5,000	500	4,500	*
Mauricio Becerra	25,250	2,525	22,725	*
James F. & Ama E. Beeler	101,000	10,100	90,900	*
Isaac Behar	175,000	17,500	157,500	*
Paraskevi Belogianneas	12,500	1,250	11,750	*
Scotty & Janie Bem	40,400	4,040	36,360	*
Menashe Ben Zur	10,000	1,000	9,000	*
Banjamin Benakote	120,000	12,000	108,000	*
Ziv Ben-Dor	12,500	1,250	11,250	*
Yochanan Ben-Ner	336,667	33,666	303,001	*
Chad M. Bennett	5,025	502	4,523	*
Eli Ben Zur	80,000	8,000	72,000	*
Razu & Arueka Bergman	12,625	1,262	11,363	*
Loie M. Bering	16,667	1,666	15,001	*
Elon Berk	7,500	750	6,750	*
Joseph G. Binder	12,500	1,250	11,250	*
Heidi M. Blair	53,000	5,300	47,700	*
Mila or Paul Blinder	82,063	8,206	73,857	*
Jaime Bocanegra	1,000	100	900	*
Caroline Botsford	25,125	2,512	22,613	*
Kenneth J. Bowman	74,385	7,438	66,947	*
Kenneth J. Bowman	5,000	500	4,500	*
Kenneth J. Bowman	615	61	554	*
Dale A. Bradley	5,050	505	4,545	*
Brian Brassil	244,425	24,442	219,983	*
Donna F. Brassil	35,014	3,501	31,513	*
Jerry L. Bregman	801,158	80,115	721,043	*
Gerald Brost	10,000	1,000	9,000	*
Peter & Effie Brotsis	20,100	2,010	18,090	*
William Nelson Brotton	25,250	2,525	22,725	*
William R. Brown, as Trustee of the Brown Family Trust	50,250	5,025	45,225	*
Daivd M. & Nina Brubaker	45,000	4,500	40,500	*
Craig & Jodi Buda	101,000	10,100	90,900	*
Frank Buda	101,000	10,100	90,900	*
Edward F. Bukaty III	10,000	1,000	9,000	*
Ricky M. Bullard	62,950	6,295	56,655	*
Patrick & Olivia Burke Francis	40,000	4,000	36,000	*
John Burrough	10,000	1,000	9,000	*
Wendell R. Burton	12,500	1,250	11,250	*
Avram Buso	250,000	25,000	225,000	*
Laverda Y. Butler	6,313	631	5,682	*
Roger A. Caccamo	36,438	3,643	32,795	*
Tommer Carmel	10,000	1,000	9,000	*
R.A. Carrington	50,000	5,000	45,000	*
Josh, Carsman	150,550	15,055	135,495	*
Annette & James Cassidy	12,500	1,250	11,250	*
John Casey or Doreen Cassidy	34,974	3,497	31,477	*
Arpad A. Chabafy	27,765	2,776	24,989	*
Christopher Cherry	16,834	1,683	15,151	*
Cesar Haim & Monica Chomski	50,500	5,050	45,450	*
Joe & Juli Clark	5,050	505	4,545	*
Tim & Toni Cloonan	20,000	2,000	18,000	*
Jennifer D. Coco	3,000	300	2,700	*
Irving Cohen	10,100	1,010	9,090	*
Jeff Cole	60,000	6,000	54,000	*
James Coleman	1,000,000	100,000	900,000	*
Deborah J. Collins	1,507,500	150,750	1,356,750	1.4%
Cindy L. Colombo	17,500	1,750	15,750	*
Michael A. Colombo	17,500	1,750	15,750	*
Traci Coltrane	3,000	300	2,700	*
Reginald Coopwood	50,000	5,000	45,000	*
Dave Cordone	5,050	505	4,545	*
Manuel Cornejo	12,500	1,250	11,250	*
David L. Cornella	101,000	10,100	90,900	*
Debbie Dubravka Cosic	12,500	1,250	11,250	*
David Couzin	12,575	1,257	11,318	*
Cronus Enterprise, LLC	100,000	10,000	90,000	*
Anthony C. Cruz	10,000	1,000	9,000	*
Maria Luisa Cruz	100,000	10,000	90,000	*
Marlon H. Cryer	16,667	1,666	15,001	*
Gregory M. Curnutte	42,925	4,292	38,633	*
William B. Curnutte	5,050	505	4,545	*
Gaetano Cutarella	13,130	1,313	11,817	*
Melissa Dalton	10,000	1,000	9,000	*
Marc T. Dasen	18,485	1,848	16,637	*
Kym David	2,000	200	1,800	*
Mike Davidov	55,555	5,555	50,000	*
Joel D. Davidowski	63,968	6,396	57,572	*
John R. Davison	12,500	1,250	11,250	*
Bernard Demers	50,000	5,000	45,000	*
Antoinette Demonbreun	50,500	5,050	45,450	*
Zigi & Lauren Dromy	15,000	1,500	13,500	*
Errol Derman	20,100	2,010	18,090	*
Mattew H. Deters	2,000	200	1,800	*
Shah Dilip	50,500	5,050	45,450	*
Phong Dinh Ngo	25,000	2,500	22,500	*
Alan J. & Melody M. Ditter	3,000	300	2,700	*
Thomas J. Dobbins	16,666	1,666	15,000	*
Bitton & Shelomo Tobol Dror	18,750	1,875	16,875	*
Michael B. & Jennifer Duffy	10,000	1,000	9,000	*
Elizabeth Mary Dunn	50,500	5,050	45,450	*
Scott Eaker	10,050	1,005	9,045	*
Barbara Shirley Eckert	10,000	1,000	9,000	*
Fred J. Eckert	150,000	15,000	135,000	*
Gerald Eckert MD	10,000	1,000	9,000	*
Thomas F. Eckert	10,100	1,010	9,090	*
Michael G. Eckman	12,625	1,262	11,363	*
Nissim Edri	266,000	26,600	239,400	*
Edward D. Jones & CO. Custodian FBO Eric R Von Borstel SEP	38,750	3,875	34,875	*
Peter Eggmann	50,500	5,050	45,450	*
Aharon Elchanan	60,000	6,000	54,000	*
Eleni & Demetrias Pantazis Family Trust	40,400	4,040	36,360	*
Dosit Eli	5,000	500	4,500	*
John J. Ellegate	200,000	20,000	180,000	*
James Ellison	80,400	8,040	72,360	*
Michael Engbrecht	17,170	1,717	15,453	*
Shawn Engbrecht	11,195	1,119	10,076	*
Kenneth G. Enochs Jr.	10,000	1,000	9,000	*
Brenda L. & Karl F. Esengard	3,333	333	3,000	*
Dennis D. Estrada	6,250	625	5,625	*
Frank J. Estrada	130,000	13,000	117,000	*
Becky Etcheverry	12,500	1,250	11,250	*
Jerry Lee Evans Jr.	10,200	1,020	9,180	*
Jerry Lee Sr. & Ruth Ann Evans	71,710	7,171	64,539	*
Amnon Even	62,500	6,250	56,250	*
Steven A. Farah	17,170	1,717	15,453	*
Benjamin Farkash	15,625	1,562	14,063	*
Sharon Fashempour	9,333	933	8,400	*
Charles Schwab Co. Inc. FBO Ronald J. Hauer IRA	10,000	1,000	9,000	*
Stephen Marco Fea	111,166	11,116	100,050	*
Eran Feig	12,751	1,275	11,476	*
Frank Feldman	26,934	2,693	24,241	*
Robin Ferris	10,000	1,000	9,000	*
Nancy & Vernon JR. Field	20,000	2,000	18,000	*
Thomas M. or Julie J. Field	10,000	1,000	9,000	*
Darrell Forgey	8,333	833	7,500	*
Ronald Forgey	28,333	2,833	25,500	*
Frajnd Family Trust 3-14-05	12,625	1,262	11,363	*
Benjamin Freeman	40,400	4,040	36,360	*
Eliana Freeman	20,000	2,000	18,000	*
Gary Freeman	303,000	30,300	272,700	*
Jonathan Freeman	12,000	1,200	10,800	*
Leela Freeman	20,000	2,000	18,000	*
Marc Freeman	120,000	12,000	108,000	*
Ian & Julia Freitor	10,000	1,000	9,000	*
Ronald & Barbara Freshour	16,413	1,641	14,772	*
Gerald J. Fresonke	16,667	1,666	15,001	*
Alexander Fritz	60,300	6,030	54,270	*
Anne E. Fritz	14,070	1,407	12,663	*
Thomas M. Fritz	179,845	17,984	161,861	*
John S. & Jeanne A. Frost	48,480	4,848	43,632	*
Brad Fryman	10,000	1,000	9,000	*
Isabel Omayka Fuentes	10,050	1,005	9,045	*
Paul E. Fuller	50,000	5,000	45,000	*
Patricia A. Fusano	12,500	1,250	11,250	*
Meir & Laurie Gabbai	165,650	16,565	149,085	*
Rebekah Gamble	14,140	1,414	12,726	*
Richard J. & Lori L. Gascoyne	100,500	10,050	90,450	*
Navot Gasul	16,667	1,666	15,001	*
Felix Genkin	50,332	5,033	45,299	*
Antonio J. Gentile	20,000	2,000	18,000	*
Gregory A. Gereaux	101,000	10,100	90,900	*
Aylene Geringer	1,579	157	1,422	*
Michael Geringer	14,079	1,407	12,672	*
Richard Geringer	1,579	157	1,422	*
Johnny O. Gibbons	10,100	1,010	9,090	*
Terry L Jr. Giese	22,000	2,200	19,800	*
David Gitis	7,500	750	6,750	*
Marilny & Brad Good	5,000	500	4,500	*
Bryan Good	20,100	2,010	18,090	*
Diane or William Good	10,100	1,010	9,090	*
Renee & John Good	20,200	2,020	18,180	*
Robert Le Roy or Susan Lynn Good	34,270	3,427	30,843	*
Tom G. or Kathleen M. Good	15,150	1,515	13,635	*
Sandra L. Goodwin	12,500	1,250	11,250	*
Donald J. Gormley	987,500	98,750	888,750	*
Donald J. & Lynn E. Gormley	20,200	2,020	18,180	*
Ofer Gover	10,500	1,050	9,450	*
Hymie Green	65,325	6,532	58,793	*
Joyce Green	14,442	1,444	12,998	*
Daniel Morris Greenberg	4,040	404	3,636	*
Evan Jonah Greenberg	4,040	404	3,636	*
Lee & Rachel Greenberg	247,510	24,751	222,759	*
Marvin & Claire Greenberg	30,300	3,030	27,270	*
Richard G. & Jodie R Grimshaw	1,010	101	909	*
Stacey Grodski	16,667	1,666	15,001	*
Ron Grossman	10,500	1,050	9,450	*
Samuel A. Grossman	25,000	2,500	22,500	*
Valdis O. or Hinde Gubins	30,000	3,000	27,000	*
Maher Guirguis Guindi	600,000	60,000	540,000	*
Dmitry y. Gurovich	500,000	50,000	450,000	*
Ian Peter & Carol Anne Gunn	20,200	2,020	18,180	*
Shahar Habani	197,960	19,796	178,164	*
Dennis D. or Patricia Ann Hagele	10,000	1,000	9,000	*
Yosef Haim	25,000	2,500	22,500	*
Gary Jr. &Christy Hale	50,000	5,000	45,000	*
Uri & Ora Oli Halfon Trustees	56,111	5,611	50,500	*
Jason Harden	12,500	1,250	11,250	*
Susan Harmon	17,500	1,750	15,750	*
Duncan Harrison	121,842	12,184	109,658	*
Fred M. & Sara-Linn Harwin	10,000	1,000	9,000	*
Carolyn A. Hauer	19,850	1,985	17,865	*
Karen S. Hayes	12,120	1,212	10,908	*
Eric and Melissa Heffler	12,625	1,262	11,363	*
Clifford Hein	70,350	7,035	63,315	*
Sean Hendifar	15,417	1,541	13,876	*
Karen Hermesh	6,313	631	5,682	*
Talia Hermesh	6,313	631	5,682	*
Bruce A. Hesselbach	20,000	2,000	18,000	*
Robert N. & Deborah R. Hesselbach	20,000	2,000	18,000	*
Troy Hilfiker	3,000	300	2,700	*
Mei Hui Ho	100,000	10,000	90,000	*
William Lee & Barbara M. Hodges	11,363	1,136	10,227	*
Danile C. & Melanie C. Hogan	25,000	2,500	22,500	*
Carol Wardlaw Holden	16,667	1,666	15,001	*
Sandra I. Hollander	12,500	1,250	11,250	*
Dennis Michael & Stephanie Ann Hom	100,000	10,000	90,000	*
Charlotte Horowitz	75,750	7,575	68,175	*
Crawford Hoss	45,450	4,545	40,905	*
Carol G. Hovsepian	12,625	1,262	11,363	*
Zakary and/or Heather Hubbard	20,100	2,010	18,090	*
Phil Huber	13,750	1,375	12,375	*
Nicholas Basil Hudson	13,837	1,383	12,454	*
Hummingbird Trust	222,680	22,268	200,412	*
Douglas W. Hunter	130,000	13,000	117,000	*
Eric L. Hutchings	25,000	2,500	22,500	*
Ivan G. Hyden	40,200	4,020	36,180	*
Eric Iannamico	8,333	833	7,500	*
C. Young Im	71,000	7,100	63,900	*
William C. Irish Jr.	25,125	2,512	22,613	*
Irwin Meyers C/O Meyers, Saxon & Cole	12,500	1,250	11,250	*
John F. Irwin	25,250	2,525	22,725	*
Russell J. & Sozanne E. Isham	50,753	5,075	45,678	*
Thomas S. Ishkanian	116,993	11,699	105,294	*
Scott H. & Maggie Shea Jacobs	26,950	2,695	24,255	*
Stephanie Jaehn	2,500	250	2,250	*
Jeffrey & Sandra Janes	20,500	2,050	18,450	*
Alan J. Jaskoski	1,250	125	1,125	*
Robert S. Jefferson	17,625	1,762	15,863	*
Patti Lyn Jerzy	10,000	1,000	9,000	*
Reuven Jerzy	16,667	1,666	15,001	*
Sharone Jerzy	10,100	1,010	9,090	*
James D. & Jeris C. Johnson	50,000	5,000	45,000	*
Robert Joseph	32,825	3,282	29,543	*
William D. Joseph	249,240	24,924	224,316	*
Henry & Maxine E. Kalin	20,200	2,020	18,180	*
Yossi Kandero	6,250	625	5,625	*
Edo Kanterowitsch	12,272	1,227	11,045	*
Kathy S. Kaprinyak	4,000	400	3,600	*
William S. & Dina M. Kase	21,834	2,183	19,651	*
Allan Katz	141,905	14,190	127,715	*
Yair and Debra Katzir	20,100	2,010	18,090	*
Eyal S. Kaufmann	12,500	1,250	11,250	*
Todd Kausrud	45,250	4,525	40,725	*
Dayana Kedem	5,000	500	4,500	*
Keller Trust Dated: 8/21/99	12,625	1,262	11,363	*
Alexander Kerman	30,300	3,030	27,270	*
Ken Kessler	40,200	4,020	36,180	*
The Gustav & Gerda Kiesel Joint living Trust, Dated 9-29-1999	410,734	41,073	369,661	*
Coral Kline	20,000	2,000	18,000	*
Heath L. Kline	30,500	3,050	27,450	*
David J. Kludjian	168,670	16,867	151,803	*
Robert J. & Bette J. Knepp	10,100	1,010	9,090	*
Chris & Post, Eileen Kobus	12,625	1,262	11,363	*
Kristen E. Koch	20,200	2,020	18,180	*
Tom Kotarac	77,000	7,700	69,300	*
Koudanis Family Trust	42,925	4,292	38,633	*
John & Eugenia Koudanis	25,250	2,525	22,725	*
George Kravitz	50,000	5,000	45,000	*
Louis Krokover	12,625	1,262	11,363	*
Donald A. Kunda	26,934	2,693	24,241	*
Kevin & Julie Kunda	6,667	666	6,001	*
Tiffany Kunda	8,080	808	7,272	*
Adam Kunst	10,000	1,000	9,000	*
Natalia Kustovinov	25,000	2,500	22,500	*
Martin H. & Judith C. Katchai	73,670	7,367	66,303	*
Kathryn & Andreu Labrador	2,000	200	1,800	*
Damon J and Erin L LaCasella	5,000	500	4,500	*
Donald La Forest	50,180	5,018	45,162	*
Lana Lipkowitz Inc.	10,100	1,010	9,090	*
Lana Lipkowitz Inc. & Paul Goldberg	10,100	1,010	9,090	*
Robert Langbart	30,150	3,015	27,135	*
Moshe & Isac Lazarovits	177,013	17,701	159,312	*
Jason Leal	9,000	900	8,100	*
Carol Lee	56,100	5,610	50,490	*
Wayne Lee	9,000	900	8,100	*
Daniel M. Lent-Koop	11,883	1,188	10,695	*
Scott and Larra Leonardson	22,000	2,200	19,800	*
Roni Leuck	1,579	157	1,422	*
Melech Levi	12,500	1,250	11,250	*
Greg Levy	151,500	15,150	136,350	*
Harry S. & Rose E. Levy TTEE	101,000	10,100	90,900	*
Shay Levy	8,838	883	7,955	*
Perry B. & Bonnie R. Lewin	20,200	2,020	18,180	*
Myra F. Lewis	12,500	1,250	11,250	*
Jeff & Robin Lichtenstein	1,000,000	100,000	900,000	*
Robert Lichtenstein	45,000	4,500	40,500	*
Terry Lichtenstein	55,550	5,555	49,995	*
Jeff Lievense	20,100	2,010	18,090	*
Barbara A. Lilenfeld	22,330	2,233	20,097	*
Barbara M. Lilenfeld	27,100	2,710	24,390	*
Carol G. Lilenfeld	12,625	1,262	11,363	*
Sid Lipkowirz	20,000	2,000	18,000	*
Dennis Lipscomb	12,625	1,262	11,363	*
Steven E. & Sharon P. Littman	1,344	134	1,210	*
Aaron C. Loboda	1,200	120	1,080	*
Brandon T. Loboda	3,030	303	2,727	*
Christopher W. & Renee A. Loboda	35,071	3,507	31,564	*
Justin L. Loboda	2,100	210	1,890	*
Walter E & Monica S. Loboda	2,677	267	2,410	*
Augustin Lomeli	40,000	4,000	36,000	*
Michael J. & Stephanie J. Loomis	12,500	1,250	11,250	*
Loving Family Trust	16,834	1,683	15,151	*
Gabriel Luban	8,000	800	7,200	*
Alex Lvovsky	25,000	2,500	22,500	*
M. Scott Zillioux SEP IRA FCC As Custodian	40,000	4,000	36,000	*
James H. Jr & Kelly Mabry	75,955	7,595	68,360	*
Carl Macalalad	149,333	14,933	134,400	*
Oren Madar	30,000	3,000	27,000	*
ShaI Magdish	36,666	3,666	33,000	*
Dotty Malinsky	10,000	1,000	9,000	*
Nick L. & Dee Mallas	50,500	5,050	45,450	*
Joseph V. Maltese	70,700	7,070	63,630	*
Kosta & Lichtenstein, Terry Maltezos	45,450	4,545	40,905	*
Dino Daniel Mancinelli	90,900	9,090	81,810	*
Julie Mancinelli	26,260	2,626	23,634	*
Ricci Mancinelli	221,950	22,195	199,755	*
Carl J. Manfredi	4,040	404	3,636	*
Manios Family Trust	10,000	1,000	9,000	*
Gregory A. or Rae Ann Manship	20,200	2,020	18,180	*
Richard L. or Kathryn R. Manship	100,400	10,040	90,360	*
Donald Mantie	18,750	1,875	16,875	*
Kurt Aaron Mantie	12,500	1,250	11,250	*
Ovadya Mantsur	22,000	2,200	19,800	*
Brad March	20,000	2,000	18,000	*
Michel Margaritis	12,500	1,250	11,250	*
Zev Marmurstein	33,667	3,366	30,301	*
Patrick Marona	10,100	1,010	9,090	*
Ricardo Marquez	6,667	666	6,001	*
Harold M. & Marilyn Marshall	22,220	2,222	19,998	*
Sherry D. Martin	50,500	5,050	45,450	*
Mary E. Good Trustee	10,100	1,010	9,090	*
Michael Mascaro	20,000	2,000	18,000	*
Ana C. Mathis	8,693	869	7,824	*
James Mathis	2,000	200	1,800	*
Eliahu Matsliah	300,000	30,000	270,000	*
Erez Maya	10,000	1,000	9,000	*
Margaret E. Mayberry	5,000	500	4,500	*
Steven B. Mayberry	21,000	2,100	18,900	*
Timothy Sean Mayne	18,750	1,875	16,875	*
Loy A. Mayo	20,100	2,010	18,090	*
Mark McCullough	20,100	2,010	18,090	*
Patrick J. McInnis	100,000	10,000	90,000	*
David F. McKenzie	50,000	5,000	45,000	*
Mike Mecka	10,050	1,005	9,045	*
Ralph or Barbara Mecka	33,750	3,375	30,375	*
Darcey A. Meddings	12,626	1,262	11,364	*
Amish & Rajul Mehta	101,000	10,100	90,900	*
Howard D. & Rosemary E. Meinicove	12,625	1,262	11,363	*
Patricia Melton	12,625	1,262	11,363	*
Shauna & Tom Menner	2,020	202	1,818	*
Mitchell F. Mense	20,000	2,000	18,000	*
Christopher H. Mesbah	12,500	1,250	11,250	*
Eyal Messika	33,250	3,325	29,925	*
David J. & Cynthia C. Messing	51,284	5,128	46,156	*
Yaacov Jake Metzler	176,750	17,675	159,075	*
Shirley A. Meyer	80,400	8,040	72,360	*
John and Emi Hirose Meyers	12,000	1,200	10,800	*
Michael H. Decker & Michele Carkner-Decker	808	80	728	*
Jason Miller	5,000	500	4,500	*
Jaime Milstein	403,750	40,375	363,375	*
Mike or Michael I. Mintz	13,750	1,375	12,375	*
Frank Miraglia	18,938	1,893	17,045	*
Walter Miraglia	4,040	404	3,636	*
Mirimichi Investments PTY Ltd	10,100	1,010	9,090	*
L. P. Misuma	33,333	3,333	30,000	*
Iouri Mitchenko	10,000	1,000	9,000	*
David Mitshnik	100,000	10,000	90,000	*
Brian L. Mitteldorf	222,200	22,220	199,980	*
Robert & Peggy Mitteldorf	444,400	44,440	399,960	*
Avigdor Mizrahi	16,667	1,666	15,001	*
Orna Mizrahi (1)	1,000,000	100,000	900,000	*
Meir Mizrahi	33,668	3,366	30,302	*
Ali Motamedi-Rad	20,000	2,000	18,000	*
Bonnie Jean Moore	5,050	505	4,545	*
Sia Mormanis	8,333	833	7,500	*
Thomas J. III & Joanne O. Munger	17,675	1,767	15,908	*
Jim M. & Brenda K. Nabulsi	20,200	2,020	18,180	*
Zak & Elizabeth Nahmoulis	21,208	2,120	19,088	*
Alan Nanas	20,000	2,000	18,000	*
Herb Nanas	20,000	2,000	18,000	*
Rick Nanas	10,000	1,000	9,000	*
Shmuel Naparstek	10,000	1,000	9,000	*
Rami Navarro	60,000	6,000	54,000	*
Vaughn Nelson	6,000	600	5,400	*
Walter Netzke	32,685	3,268	29,417	*
Hong N. Nguyen	533,040	53,304	479,736	*
William & Lupita Niccum	10,100	1,010	9,090	*
Howard P. Nichols	20,000	2,000	18,000	*
Norman Janes & Patricia M. Janes Living Trust	12,500	1,250	11,250	*
Erin Nowak	4,020	402	3,618	*
Michael F. & Elizabeth A. O’Brien	14,358	1,435	12,923	*
David P. O’Connor	50,000	5,000	45,000	*
Zareh Ohanian	20,000	2,000	18,000	*
Peter & Wendy Oillataguerre	5,000	500	4,500	*
Daniel E. Olander	7,215	721	6,494	*
Mathew J. O’Leary	31,984	3,198	28,786	*
Kerri Lee Oneill	10,000	1,000	9,000	*
Pacific West Management	1,900,000	190,000	1,710,000	1.7%
William J. & Margo J. Pagnini, Trustees	12,625	1,262	11,363	*
John and Cindy Pappas	4,242	424	3,818	*
Lance K. Paris	4,020	402	3,618	*
Charles Mack & Hattie E. Pate	20,200	2,020	18,180	*
Jeffrey Pedersen	12,625	1,262	11,363	*
Michael G. Pelaic	21,250	2,125	19,125	*
James J. Peot	10,000	1,000	9,000	*
Ronald B. Perelman, MD	25,000	2,500	22,500	*
Gal Peretz	10,000	1,000	9,000	*
Juan F. Perez	10,050	1,005	9,045	*
Robert B. Perkins	6,677	667	6,010	*
Dirk D. & Jeannine J. Perriseau	50,000	5,000	45,000	*
James M. Perrizo	12,500	1,250	11,250	*
John K. Perry	12,500	1,250	11,250	*
John M. Petote	631,250	63,125	568,125	*
Bertold W. Pfeifer	241,200	24,120	217,080	*
Karin Pfeifer	55,166	5,516	49,650	*
Dwyne B. Philippin	39,050	3,905	35,145	*
Myrna Picard	2,000	200	1,800	*
Robin Picard	8,000	800	7,200	*
Harve Pierre	12,625	1,262	11,363	*
James Reid Pint	50,500	5,050	45,450	*
David L. Pitts	20,000	2,000	18,000	*
Kellye Tarelka Pitts	20,000	2,000	18,000	*
Posey Family Trust	30,300	3,030	27,270	*
Douglas F. & Windi L. Posey	13,000	1,300	11,700	*
Russ & Lauri Posey	10,100	1,010	9,090	*
Eleni Potouridou	13,750	1,375	12,375	*
Jeanne M. Powell	20,000	2,000	18,000	*
Allan H. & Judith M. Price	18,750	1,875	16,875	*
Myra Priskie	20,000	2,000	18,000	*
Linda Provencio	10,000	1,000	9,000	*
David L. Puckett	148,134	14,813	133,321	*
Paul D’arey Purtill	60,000	6,000	54,000	*
Amalia Michelle Quezada	4,000	400	3,600	*
Kobi & Golan Rabin	12,625	1,262	11,363	*
Josef & Mirit Rabinovitz	303,000	30,300	272,700	*
David J. Radis	12,500	1,250	11,250	*
Alen Rasidkadic	15,000	1,500	13,500	*
George & Dorothy Relyea	5,050	505	4,545	*
William T. Rhodes	97,750	9,775	87,975	*
Yolanda Ridoutt	16,667	1,666	15,001	*
Itzik & Sandra Rief	20,200	2,020	18,180	*
Bryan & Tamara Riley	5,000	500	4,500	*
Robert Saxon C/O Meyers, Saxon & Cole	12,500	1,250	11,250	*
James E. Rock, Jr.	12,500	1,250	11,250	*
John Thomas Rogers Jr.	103,525	10,352	93,173	*
Reynoldo J. Roman	10,000	1,000	9,000	*
Roscious Pty Ltd.	20,000	2,000	18,000	*
Jason Rosenberg	4,500	450	4,050	*
Larry & Carla Rosenberg	26,333	2,633	23,700	*
Bert Rosenbluth	12,625	1,262	11,363	*
Bernice Ross	25,000	2,500	22,500	*
Joseph S. Rossi	50,500	5,050	45,450	*
Chad W. Roth	2,525	252	2,273	*
Shane V. Roth	7,070	707	6,363	*
Ron Rotschild	16,833	1,683	15,150	*
Ruck & Maul Pty Ltd ATF Johneales Family Trust	20,000	2,000	18,000	*
Jeff Ruiz	30,582	3,058	27,524	*
Jerry Ruiz	30,584	3,058	27,526	*
Julian Ruiz Jr.	10,500	1,050	9,450	*
Stephen E. Ruskowski	25,250	2,525	22,725	*
Hyung Ryu	17,500	1,750	15,750	*
Solomon Sadoun	33,666	3,366	30,300	*
Joe Salcedo	24,240	2,424	21,816	*
Alexandra F. Salomon	12,500	1,250	11,250	*
Amanda M. Salomon	12,500	1,250	11,250	*
Lenore S. Salamon	16,667	1,666	15,001	*
Michael S. Salomon	246,682	24,668	222,014	*
Scott M Saloon	12,500	1,250	11,250	*
Etty Scaglia	22,725	2,272	20,453	*
Mathias Scaglia	15,150	1,515	13,635	*
David Paul & Sherrie Ann Scheele	2,500	250	2,250	*
Julie Anne Schultz	9,343	934	8,409	*
Shawn & Candy Scranton	8,838	883	7,955	*
Anthony M. Servera	4,000	400	3,600	*
Moshe Shaked	60,600	6,060	54,540	*
Guy Shamir	12,625	1,262	11,363	*
Pinhas & Natalia Sharon	60,300	6,030	54,270	*
Ron Shashua	115,650	11,565	104,085	*
David J. Sheen	12,500	1,250	11,250	*
Hillel Sheinfeld	12,500	1,250	11,250	*
Robert Shermin	58,333	5,833	52,500	*
Clifford Makr & Jacqueline Frances Sheridan	20,200	2,020	18,180	*
Jean Sherwood	5,050	505	4,545	*
Stewart or Deborah Sherwood	50,500	5,050	45,450	*
Dotan Shoham	252,500	25,250	227,250	*
Chagay & Gila Shoval	12,625	1,262	11,363	*
Larry W. & Linda R. Shryer	12,120	1,212	10,908	*
Jonathan W. Shuken	54,167	5,416	48,751	*
Pamela Shuken	37,500	3,750	33,750	*
Victoria A. Shuken	66,667	6,666	60,001	*
Peter M. Shulman	110,500	11,050	99,450	*
Lie H. Sie	10,050	1,050	9,045	*
Joseph J & Elisabeth K Signor	101,000	10,100	90,900	*
Daniel H. Silver	12,500	1,250	11,250	*
Edwin & Cherie Silver	18,938	1,893	17,045	*
Robert & Judie Silver	40,400	4,040	36,360	*
Karleen I. Simons	50,250	5,025	45,225	*
Thomas Sinagra	20,200	2,020	18,180	*
Simon Singh	10,000	1,000	9,000	*
Michael V. Smalley	20,100	2,010	18,090	*
Leanna Smith	12,500	1,250	11,250	*
Michael D. Smith	100,000	10,000	90,000	*
Michael H. Sofia	20,000	2,000	18,000	*
Barbara Soony Mathes	8,333	833	7,500	*
Scott and Suzanne Soper	50,000	5,000	45,000	*
Todd & Katrina Spivek	2,000	200	1,800	*
Douglas & Churtchai Squire	12,500	1,250	11,250	*
Ann & William Sriro	1,000	100	900	*
Edna N. Statman	25,250	2,525	22,725	*
Scott A. Stave	80,000	8,000	72,000	*
Danny & Sharon Stefek	82,000	8,200	73,800	*
William A. Stephenson	80,400	8,040	72,360	*
Janice Stompro	12,500	1,250	11,250	*
Richard H. & Patricia Stoner	70,350	7,035	63,315	*
Nathaniel Swain	12,060	1,206	10,854	*
Chris Sweeney	10,000	1,000	9,000	*
Donald E. & Cindy L. Sweet	61,863	6,186	55,677	*
Todd & Jennifer Swendsen	20,200	2,020	18,180	*
Patricia Taber	12,625	1,262	11,363	*
David S. & Linda M. Tamura	100,500	10,050	90,450	*
Scott Tamura	261,300	26,130	235,170	*
John & Lisa Taraska	6,302	630	5,672	*
Cory Tauber	2,000	200	1,800	*
Sean Tauber	7,000	700	6,300	*
Richard S. Tenold	21,210	2,121	19,089	*
Richard S. Tenold	12,625	1,262	11,353	*
Shannon & Paty Terry	45,955	4,595	412,360	*
Joe Thabet	10,100	1,010	9,090	*
The Rosen Family Trust	36,667	3,666	3,301	*
Stuart Thomas	20,100	2,010	18,090	*
Greg Thompson	6,312	631	5,681	*
Cathy Thompson	6,313	631	5,682	*
Alan Gregory Threlfall	20,000	2,000	18,000	*
Melinda & Matthen Threm	20,200	2,020	18,180	*
Wayne & Marjorie F. Threm	70,700	7,070	63,630	*
Nicholas John Tomlin	40,400	4,040	36,360	*
Miguel Torres	33,666	3,366	30,300	*
Sean Treloggen	190,000	19,000	171,000	*
Chaim Troman	83,630	8,363	75,267	*
Joseph Scott Trotochau	40,000	4,000	36,000	*
H. David Turner	30,553	3,055	27,498	*
Herbert Joseph Turner	12,500	1,250	11,250	*
Vito Ungaro	41,310	4,131	37,179	*
James & Phoda Vandermeyden	9,000	900	8,100	*
Barry Lee Vanderveen	14,000	1,400	12,600	*
Alon Varsha	15,000	1,500	13,500	*
Rami Varsha	15,000	1,500	13,500	*
Jamie Peter Vasas	10,250	1,025	9,225	*
Gary K. & Cheri L. Virgin	20,000	2,000	18,000	*
Mark Volkov	33,668	3,366	30,302	*
Eric Von Borstel	303,455	30,345	273,110	*
James Earl Waolder	20,000	2,000	18,000	*
Marc D. Wallick	50,500	5,050	45,450	*
Josephine V. Walsh	8,417	8,417	7,576	*
John H. Walters	50,000	5,000	45,000	*
Roger E. Walters	101,000	10,100	90,900	*
Robert Scott Webb	4,000	400	3,600	*
Terrence & Margaret Weber	1,344	134	1,210	*
Dawn Weber	18,750	1,875	16,875	*
Barry Weiner	7,500	750	6,750	*
Michael Weiss	12,625	1,262	11,363	*
Aaron Werth	22,500	2,250	20,250	*
Andrew Davison West	123,725	12,372	111,353	*
Anita Westfall	98,834	9,883	88,951	*
Arnon & Rivka Wexler	12,500	1,250	11,250	*
Desley White	14,070	1,407	12,663	*
Billy Jack or Antoinet Whitley	50,500	5,050	45,450	*
Norman D. Whitsed	4,040	404	3,636	*
Melvin L. & Bette J. Wilkins	15,070	1,507	13,563	*
Robert P. Williams	12,500	1,250	11,250	*
Sally D. Wilson	25,000	2,500	22,500	*
William L. & Jo H. Wiltse	50,500	5,050	45,450	*
William S. Wiltse	41,410	4,141	37,269	*
Carl W. Winters Jr.	25,250	2,525	22,725	*
James C. & Donna L. Witkowski	10,000	1,000	9,000	*
Edgar Wolff	10,000	1,000	9,000	*
Irvin Wolff	10,000	1,000	9,000	*
Li-Mei Wong	70,700	7,070	63,630	*
Mei-Yuk Wong	25,000	2,500	22,500	*
Richard & Caryn Wood	50,000	5,000	45,000	*
Charles E. Woodrow	50,250	5,025	45,225	*
Hedy Woodrow	50,250	5,025	45,225	*
Robert K. & Shirley F. Worcester	202,000	20,200	181,800	*
Jessica J. Wright	24,400	2,440	21,960	*
Oren Yaacobi	22,500	2,250	20,250	*
Amram Yahalom	52,183	5,218	46,965	*
Patricia Ann Yelder	6,000	600	5,400	*
Karen Lani Yonemoto	30,300	3,030	27,270	*
Yaeook Yoon	12,500	1,250	11,250	*
Gil Zahavi	33,333	3,333	30,000	*
Uri Zahavi	55,555	5,555	50,000	*
Peter Zakurdaew	12,500	1,250	11,250	*
Zeolla Marble Company, Inc.	1,516,000	151,600	1,364,400	1.4%
Anthony B. & Mary E. Zeolla	1,476,200	147,620	1,328,580	1.3%
John A. & Rosalia B. Zeolla	280,800	28,080	25,920	*
Amy Zillioux	3,272	327	2,945	*
Eric & Sheri Zillioux	22,462	2,246	20,216	*
Erin P. Zillioux	2,525	252	2,273	*
M. Scott & Nan Dwyer Zillioux	25,083	2,508	22,575	*
Matthew W. Zillioux	2,525	252	2,273	*
Joshua & Rachel Zipp	10,000	1,000	9,000	*
Louis & Frances Zirille	5,050	505	4,545	*
Mark Zodda	25,250	2,525	22,725	*
Steve & Deborah Zografos	20,000	2,000	18,000	*
Asher & Ruth Zohar	222,200	22,220	199,980	*
Ronen Zour	190,833	19,083	171,750	*
Luba Zuk	22,725	2,272	20,453	*
Jonathan Zuk	269,597	26,959	242,638	*
Roie Zuk	10,000	1,000	9,000	*
Shonie Zuk	10,000	1,000	9,000	*
Neta Zuk	10,000	1,000	9,000	*
Amichai Zuntz	10,050	1,005	9,045	*

(*) Less than 1%
(1) This individual is an officer and director of the Company.

PLAN OF DISTRIBUTION

The Selling Stockholders (the “Selling Stockholders”) of the common stock (“Common Stock”) of the Company and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. Until such time as our common stock is quoted on the OTC Bulletin Board or traded on the NYSE, AMEX or NASDAQ Small Cap Market or NASDAQ National Market System, all selling stockholders will sell at privately negotiated prices. Until such time as our Common Stock is listed on the OTC Bulletin Board or some other venue, the Selling Shareholders may sell their shares in privately negotiated transactions.  Thereafter the Selling Stockholders may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
• an exchange distribution in accordance with the rules of the applicable exchange;
• privately negotiated transactions;
• settlement of short sales entered into after the date of this prospectus;
• broker-dealers may agree with the Selling Stockholders to sell a specified number of suchshares at a stipulated price per share;
• a combination of any such methods of sale;
• through the writing or settlement of options or other hedging transactions, whether through anoptions exchange or otherwise; or
• any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume.  “Short sale” is the name given to a transaction that takes place when a person believes a company’s stock price is about to go down.  The person borrows from his broker or other individual shares of the company’s stock and sells the borrowed shares at the current price.  After the price goes down, the person buys in the market, shares of the company’s stock at the reduced price and uses the purchased shares to replace the shares that were borrowed.  As a result of the short sale, the person succeeds in buying low and selling high.  The buying and selling are simply reversed in order.  Short sales can have the effect of driving down the trading price of a company’s stock.  If a stock price is falling and stockholders are selling short, stock purchases for the purpose of replacing borrowed shares further depress the market and encourages additional short selling.  The net effect can be a downward spiral of the stock price of the company.

The Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. It is our understanding that no Selling Stockholder has entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale or the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Although we intend to apply for listing of our common stock on the OTC Bulletin Board, public trading of our common stock may never materialize. If trading of our common stock does develop, the actual selling price will be determined by the market for our stock at the time of resale.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value. As of August 10, 2011, 100,000,000 shares of common stock were issued and outstanding. The outstanding shares of common stock have been duly authorized and are fully paid and non-assessable.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors from funds legally available therefore, subject to the dividend preferences of the preferred stock, if any. Upon our liquidation or dissolution, the holders of common stock are entitled to share ratably in all assets available for distribution after payment of liabilities and liquidation preferences of the preferred stock, if any. Holders of common stock have no preemptive rights, no cumulative voting rights and no rights to convert their common stock into any other securities. Any action taken by holders of common stock must be taken at an annual or special meeting or by written consent of the holders of over 50% of our capital stock entitled to vote on such action.

Warrants

As of August 10, 2011, Meganet has no warrants nor other derivative securities issued and outstanding.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Gary R. Henrie, Attorney at Law, Pleasant Grove, Utah. These legal matters include that shares of common stock to be sold by the selling shareholders is validly issued, fully paid and non-assessable. Mr. Henrie's address is 3518 N. 1450 W., Pleasant Grove, Utah  84062.  Mr. Henrie is licensed to practice law in the State of Nevada, the state in which Meganet is located and incorporated.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXPERTS

The audited financial statements as of March 31, 2011 and March 31, 2010 included in this prospectus have been audited by HJ & Associates, L.L.C., independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the Securities and Exchange Commission with respect to the shares of our common stock offered by this prospectus.  This prospectus was filed as a part of that registration statement but does not contain all of the information contained in the registration statement and exhibits.  Reference is thus made to the omitted information.  Statements made in this prospectus are summaries of the material terms of contracts, agreements and documents and are not necessarily complete; however, all information we considered material has been disclosed.  Reference is made to each exhibit for a more complete description of the matters involved and these statements are qualified in their entirety by the reference.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Securities and Exchange Commission's principle office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F. Street, N.E., Washington, D.C. 20549. The  Securities  and  Exchange  Commission  also  maintains  a  web site (http://www.sec.gov)  that  contains this filed registration statement, reports, proxy statements and information regarding us that we have filed electronically with the Commission. For more information pertaining to our company and the common stock offered in this prospectus, reference is made to the registration statement.

Upon the effective date of this registration statement and thereafter, we will file with the Securities and Exchange Commission annual and quarterly periodic reports on forms 10-K and 10-Q respectively and current reports on form 8-K as needed.  We are not required to deliver annual reports to our shareholders and at this time we do not intend to do so.  We encourage our shareholders, however, to access and review all materials that we will file with the Securities and Exchange Commission at http://www.sec.gov.  Our SEC file number is _____________________.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
Meganet Corporation
Las Vegas, Nevada

We have audited the accompanying balance sheets of Meganet Corporation as of March 31, 2011 and 2010, and the related statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Meganet Corporation as of March 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has suffered recurring losses, used significant cash in support of its operating activities and, based upon current operating levels, requires additional capital or significant restructuring to sustain its operation for the foreseeable future.  Management’s plans in regard to these matters are also described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of uncertainty.

/s/ HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
August 12, 2011

MEGANET CORPORATION
BALANCE SHEETS

ASSETS	March 31,
	2011	2010
Current assets:
Cash	$89,584	$103
Prepaid expenses	59,140	-
Total current assets	148,724	103

Property and equipment, net	1,458,258	1,766,975

Total assets	$1,606,982	$1,767,078

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$277,195	$189,203
Unearned revenue	10,000	-
Total current liabilities	287,195	189,203

Total liabilities	287,195	189,203

Stockholders' equity:
Common stock; $0.001 par value, 100,000,000 shares authorized and
100,000,000 and 100,000,000 shares issued and outstanding at March 31, 2011
and 2010, respectively	100,000	100,000
Additional paid-in capital	2,453,722	2,116,205
Accumulated deficit	(1,233,935)	(638,330)
Total stockholders' equity	1,319,787	1,577,875

Total liabilities and stockholders' equity	$1,606,982	$1,767,078

The accompanying notes are an integral part of these financial statements.

MEGANET CORPORATION
STATEMENTS OF OPERATIONS

	Year Ended March 31,
	2011	2010

Revenues	$386,203	$1,938,355

Cost of revenues	151,009	1,701,575

Gross profit	235,194	236,780

Operating expenses:
General and administrative	84,132	42,372
Depreciation	443,860	441,073
Compensation	182,807	348,325
Rent	120,000	37,340
Total operating expenses	830,799	869,110

Loss before other expenses and income taxes	(595,605)	(632,330)

Other expenses
Interest expense	-	6,000

Loss before income taxes	(595,605)	(626,330)

Provision for income taxes	-	-

Net loss	$(595,605)	$(638,330)

Basic loss per common share	$(0.01)	$(0.01)

Basic weighted average common
shares outstanding	100,000,000	100,000,000

The accompanying notes are an integral part of these financial statements.

MEGANET CORPORATION
STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED
MARCH 31, 2011 AND 2010

	Common Stock		Additional	Accumulated	Total Stockholders'
	Shares	Amount	Paid-in Capital	Deficit	Equity

Balance, March 31, 2009	100,000,000	$100,000	$2,083,379	$-	$2,183,379

Shareholder cash contributions	-	-	32,826	-	32,826

Net loss	-	-	-	(638,330)	(638,330)

Balance, March 31, 2010	100,000,000	100,000	2,116,205	(638,330)	1,577,875

Shares returned to treasury by majority shareholder	(1,902,928)	(1,903)	1,903	-	-

Options exercised	1,877,928	1,878	299,696	-	301,574

Issuance of stock for services	25,000	25	12,475	-	12,500

Shareholder cash contributions	-	-	23,443	-	23,443

Net loss	-	-	-	(595,605)	(595,605)

Balance, March 31, 2011	100,000,000	$100,000	$2,453,722	$(1,233,935)	$1,319,787

The accompanying notes are an integral part of these financial statements.

MEGANET CORPORATION
STATEMENTS OF CASH FLOWS

	Year Ended March 31,
	2011	2010

Cash flows from operating activities:
Net loss	$(595,605)	$(638,330)
Adjustments to reconcile net loss to net
cash (used) provided by operating activities:
Depreciation	443,860	441,073
Stock issued for services	12,500	-
Changes in operating assets and liabilities:
(Increase) in prepaid expenses	(59,140)	-
Decrease in accounts receivable	-	254,214
Increase (decrease) in accounts payable and accrued expenses	87,992	(36,997)
Increase in unearned revenue	10,000	-
Net cash (used) provided in operating activities	(100,393)	19,960

Cash flows from investing activities:
Purchase of fixed assets	(135,143)	(2,683)
Net cash used in investing activities	(135,143)	(2,683)

Cash flows from financing activities:
Payments made on related party advance	-	(50,000)
Proceeds from issuance of stock	301,574	-
Proceeds from shareholder contributions	23,443	32,826
Net cash provided by financing activities	325,017	(17,174)

Net change in cash	89,481	103

Cash, beginning of period	103	-

Cash, end of period	$89,584	$103

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$-	$6,000
Cash paid for taxes	$-	$-

Non-cash investing and financing ativities:
Common stock gifted by officer	$1,903	$-

The accompanying notes are an integral part of these financial statements.

MEGANET CORPORATION
NOTES TO FINANCIAL STATEMENTS
(AUDITED)
1.	DESCRIPTION OF BUSINESS AND HISTORY

Description of business – Meganet Corporation, (the “Company” or “Meganet”) is focused on the development of data security solutions for enterprise, large organizations and corporations around the globe, including the U.S. Department of Defense, Military Intelligence and the Federal Government.  The Company’s data security solutions include a patented encryption algorithm which enhances security exponentially.  The Company out-sources the manufacture of its counter-IED products, including bomb jammers, dismounted backpack portable jammers and facility jammers.  The Company also develops and sells cell phone, satellite and wireless interceptors.  Other data security solutions include encrypted cell phones, land lines, fax, PDA, radio, and satellites. Intelligence and counter-intelligence solutions include the development of SPY and RAT phones and devices for intelligence gathering.  Counter-intelligence solutions include bugs, bug detectors, bomb sniffers, miniature cameras and digital video recorders.  The Company maintains technology development, executive and sales offices in Las Vegas, Nevada.

History – Meganet Corporation was incorporated in Nevada on March 26, 2009. Prior to the formation of the current entity, a now dissolved entity under the name Meganet Corporation was incorporated in California with common ownership and similar business objectives. The former entity had been dissolved before incorporation on March 26, 2009.

2.	SUMMARY OF SIGNIFICANT POLICIES

Use of estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities.  These estimates and judgments are based on historical information, information that is currently available to the Company and on various other assumptions that the Company believes to be reasonable under the circumstances.  Actual results could differ from those estimates.

Cash and cash equivalents – Cash and cash equivalents consist of cash and short-term investments with original maturities of less than 90 days.  Cash equivalents are placed with high credit quality financial institutions and are primarily in money market funds.  The carrying value of those investments approximates fair value.

Revenue recognition – The Company’s revenue consists primarily of revenue from the sale of jamming and interceptor hardware and data security software.  The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collection is probable. Product is considered delivered to the customer once it has been shipped and title and risk of loss have been transferred. For most of the Company’s product sales, these criteria are met at the time the product is shipped. The Company recognizes revenue from the sale of hardware products (e.g., jammers and cell phone interceptors) and software included with hardware that is essential to the functionality of the hardware, in accordance with general revenue recognition accounting guidance. The Company recognizes revenue in accordance with industry specific software accounting guidance for the following types of sales transactions: (i) standalone sales of software and (ii) sales of software upgrades.

Generally, the Company requires customers to deposit 50% of the gross sales price upon execution of a formal intent to sell with the remaining 50% due upon delivery of the product. The Company records deferred revenue when it receives payments in advance of the delivery of products.

Shipping costs – Amounts billed to customers related to shipping and handling are classified as revenue, and the Company’s shipping and handling costs are included in cost of revenue.

Software development costs – Research and development costs are expensed as incurred. Development costs of computer software to be sold, leased, or otherwise marketed are subject to capitalization beginning when a product’s technological feasibility has been established and ending when a product is available for general release to customers. The Company’s products are released soon after technological feasibility has been established. Therefore, costs incurred subsequent to achievement of technological feasibility are usually not significant, and software development costs have been expensed as incurred.

MEGANET CORPORATION
NOTES TO FINANCIAL STATEMENTS
(AUDITED)

2.	SUMMARY OF SIGNIFICANT POLICIES – (CONTINUED)

Costs of revenue – Cost of revenue includes raw materials, component parts, and shipping supplies. Shipping and handling costs are not a significant portion of the cost of revenue.

Property and equipment - Property and equipment are stated at the lower of cost or fair value.  Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which do not exceed the lease term for leasehold improvements, as follows:

Description	Estimated Life
Equipment	5 yr
Computers	5 yr
Office furniture	7 yr
Leasehold improvements	10 yr

The estimated useful lives are based on the nature of the assets as well as current operating strategy and legal considerations such as contractual life. Future events, such as property expansions, property developments, new competition, or new regulations, could result in a change in the manner in which the Company uses certain assets requiring a change in the estimated useful lives of such assets.

Maintenance and repairs that neither materially add to the value of the asset nor appreciably prolong its life are charged to expense as incurred. Gains or losses on disposition of property and equipment are included in the statements of operations.  There were no dispositions during the periods presented.

The Company evaluates its property and equipment and other long-lived assets for impairment in accordance with related accounting standards. For assets to be held and used (including projects under development), fixed assets are reviewed for impairment whenever indicators of impairment exist. If an indicator of impairment exists, the Company first groups its assets with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities (the “asset group”). Secondly, the Company estimates the undiscounted future cash flows that are directly associated with and expected to arise from the completion, use and eventual disposition of such asset group. The Company estimates the undiscounted cash flows over the remaining useful life of the primary asset within the asset group. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying value, then an impairment is measured based on fair value compared to carrying value, with fair value typically based on a discounted cash flow model. If an asset is still under development, future cash flows include remaining construction costs. There were no impairments during the periods presented.

Income taxes – The Company records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. Accounting standards regarding income taxes requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance, if based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed at each reporting period based on a more-likely-than-not realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, the Company’s experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.

The Company recorded valuation allowances on the net deferred tax assets.  Management will reassess the realization of deferred tax assets based on the accounting standards for income taxes each reporting period. To the extent that the financial results of operations improve and it becomes more likely than not that the deferred tax assets are realizable, the Company will be able to reduce the valuation allowance.

MEGANET CORPORATION
NOTES TO FINANCIAL STATEMENTS
(AUDITED)
2.	SUMMARY OF SIGNIFICANT POLICIES – (CONTINUED)

Significant judgment is required in evaluating the Company’s tax positions and determining its provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. Accounting standards regarding uncertainty in income taxes provides a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely, based solely on the technical merits, of being sustained on examinations. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

Earnings (loss) per share – Basic earnings (loss) per common share is computed by dividing net income (loss) available to common shareholders by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per common share is computed by dividing income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period increased to include the number of additional shares of common stock that would have been outstanding if potentially dilutive securities had been issued. There were no potentially dilutive securities outstanding during the periods presented.

Stock-based compensation – The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with FASB ASC 718-10 and the conclusions reached by the FASB ASC 505-50. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by FASB ASC 505-50.

Fair value of financial instruments – The carrying amounts reflected in the consolidated balance sheets for cash, prepaid expenses, accounts payable and accrued expenses approximate the respective fair values due to the short maturities of these items.

Concentration of credit risk – Financial instruments that potentially expose the Company to significant concentrations of credit risk consist principally of cash. The Company places its cash with financial institutions with high-credit ratings.

Recent Accounting Pronouncements – The Company has evaluated recent pronouncements through Accounting Standards Updates “ASU” 2011-04 and believes that none of them will have a material impact on the Company’s financial position, results of operations or cash flows.

3.	GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses since inception and has a cumulative retained deficit of $1,233,935 as of March 31, 2011.  The Company requires capital for its contemplated operational and marketing activities.  The Company’s ability to raise additional capital through the future issuances of common stock is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. The ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

Management anticipates that that there will be sales sufficient to cover the next 12 months of cash operating expenses; however, there can be no surety and anticipated sales will materialize. In order to mitigate the risk related with this uncertainty, the CEO has agreed to contribute additional amount to capital as needed to cover operating expenses. Additionally, the Company plans to distribute additional shares of common stock in exchange for equity capital during the next 12 months.

MEGANET CORPORATION
NOTES TO FINANCIAL STATEMENTS
(AUDITED)
4.	PREPAID EXPENSES

Prepaid expenses consist of the following as of March 31, 2011 and 2010:

	2011	2010
Rent paid in advance	$43,900	$-
Professional fees	14,590	-
Property taxes	650	-
	$59,140	$-

5.	PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following as of March 31, 2011 and 2010:

	2011	2010
Furniture and equipment	$2,264,648	$2,205,366
Leasehold improvements	78,543	2,683
	2,343,191	2,208,049
Less: accumulated depreciation	(884,933)	(441,074)
	$1,458,258	$1,766,975

Depreciation expense for the years ending March 31, 2011 and 2010 was $443,860 and $441,073, respectively.

6.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of the following as of March 31, 2011 and 2010:

	2011	2010
Accounts payable	$654	$40,000
Accrued payroll	218,865	121,714
Accrued payroll tax	57,676	34,489
	$277,195	$196,203

7.	INCOME TAXES

The Company provides for income taxes under FASB ASC 740, Accounting for Income Taxes. FASB ASC 740  requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect currently.

FASB ASC 740 requires the reduction of deferred tax assets by a valuation allowance, if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company’s opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset. Accordingly, a valuation allowance equal to the deferred tax asset has been recorded. The total deferred tax asset is $503,094 which is calculated by multiplying a 35% estimated tax rate by the cumulative net operating loss (NOL) adjusted for the following items:

MEGANET CORPORATION
NOTES TO FINANCIAL STATEMENTS
(AUDITED)
7.	INCOME TAXES – (CONTINUED)

For the period ended March 31,	2011	2010
Book loss for the year	$(595,605)	$(638,330)
Adjustments:
Unpaid salaries	114,738	148,177
Tax depreciation under (over) book	(112,427)	(331,067)
Non-deductible stock compensation	12,500	-
Non-deductible portion of meals and entertainment	2,371	556
Non-deductible penalties	5,600	8,026
Tax loss for the year	(572,824)	(812,638)
Estimated effective tax rate	35%	35%
Deferred tax asset	$200,488	$284,423

The total valuation allowance is $497,117. Details for the last two periods are as follows:

For the period ended March 31,	2011	2010
Deferred tax asset	$497,117	$296,629
Valuation allowance	(497,117)	(296,629)
Current taxes payable	-	-
Income tax expense	$-	$-

Below is a chart showing the estimated corporate federal net operating loss (NOL) and the year in which it will expire.

Year	Amount	Expiration
2011	$497,117	2031
2010	$231,809	2030

8.      STOCKHOLDERS’ EQUITY

Common Stock - The Company is authorized to issue 100,000,000 shares of its $0.001 par value common stock. As of March 31, 2011, all authorized shares were issued and outstanding.

On March 26, 2009, the date of inception, the Company issued 100,000,000 shares of common stock to the founding shareholders, valued at $0.021833 per share or $2,205,365 as consideration for equipment with a historical net book value of $2,205,365.  This equipment was initially purchased by a company owned by the founding shareholders of Meganet. In addition to the assets, the Company inherited a $50,000 debt to a former officer and a net receivable of $28,014 to the former Meganet.

During the year ended March 31, 2010 the majority shareholder advanced $32,826 to the Company to fund operating expenditures.  Since there is no formal agreement between the Company and the majority shareholder that provides for repayment of the advance and the majority shareholder has indicated to the Company that there is no intent to be repaid the Company has classified the advance as an increase to additional paid-in capital.

During the year ended March 31, 2011 the Company received total cash consideration of $301,574 from shareholders of the Company. These funds were received when the president and CEO of the Company allowed other shareholders to buy some of his stock. The cash received has been accounted for as a contribution of capital  These shares were issued in connection with the exercise of options to acquire stock in the Company issued by a company owned previously by the founding shareholders of the Company.

On February 16, 2011, the Company issued 25,000 shares of common stock valued at $0.50 per share or $12,500 as consideration for consulting services provided by an independent contractor.  Fair value was determined based on the value of the services received by the Company.

MEGANET CORPORATION
NOTES TO FINANCIAL STATEMENTS
(AUDITED)
8.      STOCKHOLDERS’ EQUITY – (CONTINUED)

During the year ended March 31, 2011 the majority shareholder advanced $23,443 to the Company to fund operating expenditures.  Since there is no formal agreement between the Company and the majority shareholder that provides for repayment of the advance and the majority shareholder has indicated to the Company that there is no intent to be repaid the Company has classified the advance as an increase to additional paid-in capital.

9.	OPERATING LEASE

Lease obligations – On January 1, 2010, the Company entered into a 60 month lease for its 10,000 square foot office space located in Las Vegas Nevada.  The lease required no security deposit and provides for monthly payments of $10,000.  The lease provides for a 60 month renewal period at the expiration to the lease period which the Company anticipates to exercise. In negotiating the lease, the lessor agreed to add approximately $250,000 in leasehold improvements to the property. In exchange, the lessor also agreed to change the rate terms from 120 months at $5,000  per month to 60 months at $10,000 per month.  The remaining aggregate lease payments under the operating lease for the facilities as of March 31, 2011 are as follows:

2012                                               $ 120,000
2013                                               $ 120,000
2014                                               $ 120,000
2015                                               $   90,000

Rental expense, resulting from operating lease agreements, for the years ending March 31, 2011 and 2010 respectively was $120,000 and $44,340.

10.	RELATED PARTY TRANSACTIONS

Advances - Prior to inception on March 26, 2009, the former Meganet of California received an advance of $50,000 from the former president of the Company.  The advance was used by the founding shareholders to purchase the equipment included in the initial capitalization of the Company (the Corporation as currently formed).  This advance was unsecured, with no payment terms and did not provide for interest.  During the year ended March 31, 2010, the Company repaid the advance in full, which included interest of $6,000 paid as a courtesy to the former officer.

Employment Agreements – as of March 31, 2011 the Company had only one employment agreement  which was with the President and majority shareholder. The employment agreement stipulates that the President is to receive a base salary of $120,000 per annum. The agreement also contains a provision allowing for a commission to be paid equal to 10% of gross sales achieved by the President. The total expense related to this agreement was $159,620 and  $313,836 as of March 31, 2011 and 2010, respectively. As of March 31, 2011, $218,865 of total compensation was unpaid and accrued in current liabilities.

The Company has accrued for unpaid payroll taxes related to these payroll expenses which amount to $58,984 as of March 31, 2011. These accruals do not include any interest or penalties related to the late status of these payments. Nonetheless, the Company anticipates that it will reasonably be able to negotiate the total past due amount of payroll taxes in order to effectively eliminate any penalties and interest.

MEGANET CORPORATION
NOTES TO FINANCIAL STATEMENTS
(AUDITED)

11.	STOCK OPTIONS

Prior to inception of the Company the founding shareholders of the Company granted 1,877,928 fully vested stock options to certain individuals at exercise prices ranging from $0.10 to $0.50 per share.  Each of the options granted expire upon the filing of an initial registration statement on Form S-1 by Meganet.  Since these options were granted prior to inception of the Company no expense has been recorded by the Company with respect to these options.  No options were exercised during the period from inception (March 26, 2009) through March 31, 2010.

Stock options employees and directors – The Company did not issue any options to employees or directors during the years ended March 31, 2011 and 2010.

Stock options non-employees – During the years ended March 31, 2011 and 2010, the Company did not issue any options to non-employees.

The following is a summary of option activity including the weighted average exercise price for the year ended March 31, 2011:

Balance, March 31, 2010	1,877,928	0.16

Options granted	-	-
Options expired	-	-
Options canceled	-	-
Options exercised	(1,877,928)	0.16

Balance, March 31, 2011	-

12.	SUBSEQUENT EVENTS

The Company has reviewed its subsequent events pursuant to the requirements of ASC Topic 855 and has determined that there are no events to report.

Until ______, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of common stock registered hereby, all of which expenses, except for the Securities and Exchange Commission registration fee, are estimated.

Securities and Exchange Commission registration fee	$290.25
Miscellaneous expenses	500.00
Legal	25,000.00
Accounting fees and expenses	25,000.00
Total	$50,790.25

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

During the three years preceding the filing of this registration statement, Registrant has not sold securities without registration under the Securities Act of 1933, except as described below.

Meganet Corporation was incorporated in Nevada on March 26, 2009. Prior to the formation of the current entity, a now dissolved entity under the name Meganet Corporation was incorporated in California with the same ownership, business objectives, and assets as the current company.  On March 26, 2009, the date of inception, the Company issued 100,000,000 shares of common stock to the founding shareholders, valued at $0.021833 per share or $2,183,379 as consideration for equipment with a historical net book value of $2,205,365, liabilities of $50,000 and other net receivables of $28,014.  The valuation was determined based upon the predecessor value of the assets and liabilities which were contributed to the Company in exchange for the shares of common stock.  Each shareholder received the same number of shares held in the prior company.    Ownership in the new company was the same as ownership in the old company with the same assets, objectives, capital structure, shareholders and management.  There was no new investment but rather a change in domicile.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
(a) Exhibits

The following exhibits are filed with this registration statement:

Exhibit No.	Description
3.1	Articles of Incorporation
3.2	Bylaws
4.1	Specimen Common Stock Certificate of Registrant
5.1	Opinion of Gary R. Henrie, Attorney at Law regarding the legality of the common stock being registered
10.1	Lease Agreement
10.2	Employment Agreement with Mr. Backal
21.1	List of Subsidiaries
23.1	Consent of HJ & Associates, LLC
23.2	Consent of Gary R. Henrie (included in Exhibit 5.1)
23.3	Powers of attorney (included in signature page)

(b) Financial Statement Schedules

See the Index to Financial Statements included on page 25 for a list of the financial statements included in this prospectus.

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws. Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;
(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);
(3)	a transaction from which the director derived an improper personal profit; and
(4)	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)	such indemnification is expressly required to be made by law;
(2)	the proceeding was authorized by our Board of Directors;
(3)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or
(4)	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the  final disposition of the proceeding, promptly following request. This advanced of expenses is to be made upon receipt of an undertaking by or on behalf of  such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative,  if  a  determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even  if  obtainable,  a  quorum  of disinterested directors  so  directs,  by independent legal  counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and  convincingly  that  such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

ITEM 28.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(b)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby, which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on August 12, 2011.

MEGANET CORPORATION
By:	/s/Saul Backal
Saul Backal
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Saul Backal his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all (1) amendments (including post-effective amendments) and additions to this Registration Statement and (2) Registration Statements, and any and all amendments thereto (including post-effective amendments), relating to the offering contemplated pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/Saul Backal ___________________________________ Saul Backal	Chief Executive Officer and Director (Principal Executive, Financial and Accounting Officer)	8-12-2011

/s/ Roni Backal ___________________________________ Roni Backal	Director	8-12-2011
/s/ Orna Mizrahi ___________________________________ Orna Mizrahi	Director	8-12-2011